UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Booth, Richard W.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [X] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security      2)Trans-    3.Trans- 4.Securities Acquired         5)Amount of      6)Ownership    7)Nature of
                         action      action   (a) or Disposed of (D)        Securities       Form: Direct   Indirect
                         Date        Code                                   Beneficially     (D) or         Beneficial
                         (Month/     ---------------------------------      Owned at         Indirect       Ownership
                         Day/Year)   Code V   Amount   A or D    Price      End of Month     (I)
------------------------------------------------------------------------------------------------------------------------------------


                                                                       1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  -------- ------------------------        ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                $7.8750      12/15/00       A     V   15,131                         (1)               12/15/07


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-     7)Title and Amount        8)Price        9)Number of    10)Ownership        11)Nature of
Security                      action       of Underlying             of Deri-       Derivative     Form of             Indirect
                              Date         Securities                vative         Securities     Derivative          Beneficial
                                           ------------------------  Security       Beneficially   Security:           Ownership
                                                          Amount of                 Owned at       Direct (D) or
                              Month/Day/   Title          Number of                 End of         Indirect (I)
                              Year                        Shares                    Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option
(right to buy)                 12/15/00    Common Stock   15,131                    15,131         Direct

Explanation of Responses:

(1) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant

- Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard W. Booth
DATE 1/8/01